                                                                   Exhibit 10.14

                         NET-tel Communications, Inc.
                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and effective the 1st day of April, 2000, by and between, NET-tel Communications, Inc., a Delaware corporation (hereinafter referred to as "Net-tel" or "Corporation") having its principal place of business at 1023 31st Street, NW, Washington, DC 20007 and James Kenefick (hereinafter referred to as the "Employee").

     A.  Corporation is engaged in the data and voice communications business

     B.  Corporation desires to hire the Employee.

     C.  Employee is willing to be employed by the Corporation.

     D. The parties hereto desire to specify the terms of Employee's employment by Corporation.

Therefore, the parties agree as follows.


     1.  Term of Employment.
         ------------------

          Corporation hereby employs Employee and Employee accepts employment with and agrees to serve Corporation, subject to and upon the terms and conditions of this Agreement. This Agreement shall commence on April 1, 2000, and remain in full force and effect for three years. Effective as of the expiration of such initial three-year term and as of each anniversary date thereof, the term of this Agreement shall be extended for an additional 12-month period unless terminated in writing at least ninety (90) days prior to the expiration of the then current term. Notwithstanding the foregoing, Employee's employment hereunder may be terminated earlier, as provided in Paragraph 13.

     2.  Duties.
         ------

          Employee shall be employed by the Corporation as the Chairman of the Board, Chief Executive Officer and President or in such other positions involving comparable responsibilities as the Board of Directors of the Corporation may designate from time to time. Employee shall perform the duties normally associated with such position. In addition, Employee shall perform such other duties as the Corporation shall reasonably assign from time to time.
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     3.  Compensation.
         ------------

          3.1 As compensation for services rendered to the Corporation, the Corporation shall pay Employee a Base Salary, which on an annualized basis would be equivalent to (a) Three Hundred Thousand Dollars ($300,000) during the first
(1st) contract year hereof; (b) Three Hundred Twenty Five Thousand Dollars ($325,000) during the second (2nd) contract year hereof; and (c) Three Hundred Fifty Thousand Dollars ($350,000) during the third (3rd) contract year hereof. Employee's Base Salary shall be payable in installments at such intervals as the Corporation pays the salaries of its management employees generally, but in no event less frequently than on a monthly basis, and subject to such deductions and withholdings as are required to be made pursuant to applicable government laws, rules and regulations. Employee shall also be eligible for such additional incentive compensation as may be determined by the Board of Directors from time to time in its sole discretion.

          3.2  Incentive Compensation.  In addition to the base salary to which
               ----------------------
Employee is entitled pursuant to paragraph 3.1 hereof, Employee shall be entitled to up to twenty-five percent (25%) of his annual base salary on a quarterly basis based on the satisfactory performance of the approved Board "Financial Plan", which shall include specific quarterly revenue and EBITDA targets.

          3.3 Employee shall be eligible under any executive pension plan of Corporation if such plan becomes available.

          3.4 The Corporation will reimburse Employee for his legal, accounting, tax planning, financial planning and estate planning fees up to $25,000 per year upon submission by Employee of invoices for such services.

     4.  Best Efforts.
         ------------

          4.1 Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Corporation. Such duties shall be performed at such place(s) as the needs, business, or opportunities the Corporation may require from time to time.

          4.2 Employee agrees that so long as this Agreement continues in effect, Employee shall devote substantially all of his full business time and energies to the business and affairs of the Corporation, Employee shall use his best efforts, skills and abilities to promote the Corporation's interests, and Employee shall perform the duties described in this Agreement and such other duties as may reasonably be assigned to Employee.

          4.3 During the Employee's employment by Corporation, Employee shall not directly, either as owner, partner, shareholder, broker, dealer, agent, employee or otherwise, engage in any other significant business activity for gain or profit or other pecuniary advantage without the approval of the Corporation's Board of Directors or an authorized committee thereof; provided,

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however, that this paragraph shall not limit or restrict Employee's right to make and have personal investments in such form or manner that do not require Employee's active services in the daily operations or affairs of the business in which such investments are made and do not otherwise conflict with Employee's duties and obligations to the Corporation and this paragraph shall not limit or restrict Employee's right to serve as a member of the board of directors of other companies.

     5.  Personal Days
         -------------

          5.1 Employee shall be entitled to thirty (30) paid personal days each year.

          5.2 At the end of each calendar year, Employee can elect to have up to 20 of his unused personal days, paid to him as a bonus (based on Employee's Base Salary). Employee can carry over the remainder of his unused personal days into the following year, but at no time can Employee begin a new year on January 1 with more than 45 personal days.

     6.  Business Expenses.
         -----------------

          Employee shall be entitled to reimbursement by Corporation for any ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties on behalf of the Corporation, provided that:

          (a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Corporation as a business expense and not as compensation to Employee; and

          (b) Employee furnishes to Corporation adequate records and other documentary evidence as required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as a deductible business expense of Corporation.

     7.  Reimbursement.
         -------------

          Employee agrees that, if at any time any payment made to Employee by Corporation as business expense reimbursement shall be disallowed in whole or in part as a nondeductible expense of Corporation by any taxing authority, Employee shall reimburse Corporation to the full extent of such disallowance, with interest thereon at the rate as would be charged by the Internal Revenue Service for such period from the date of reimbursement by Corporation until repaid.

     8.  Stock Options.
         -------------

          Employee shall be entitled to options to purchase 750,000 shares of common stock of the Corporation vesting ratably over a three year period, at approximately 16.67% per six month period. The option price per share for the first 250,000 shares shall be initial public offering price recorded on the cover of the prospectus (referred to as the "IPO Price"), the option price for the second 250,000 shares shall be 150 percent of the IPO Price, and the option price for the third

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250,000 shares shall be 200 percent of the IPO Price. Other terms and conditions of such options shall be set forth in an option agreement approved by the Board of Directors and accepted by the Employee.

     9.  Prohibition on Using Confidential Information.
         ---------------------------------------------

          9.1 Employee recognizes and acknowledges that Confidential Information (defined below) is a valuable and unique asset of NET-tel, access to and knowledge of which is essential to the performance of the Employee' duties to NET-tel. Except as required to perform the services required under this Agreement, Employee shall not, during his employment or any time thereafter, disclose, in whole or in part, such Confidential Information to any person, firm, corporation, association, or other entity for any reasons or purpose whatsoever, or make use of such Confidential Information for his own purposes or for the benefit of such person or other entity (except NET-tel), under any circumstances.

          9.2 Employee shall, prior to or upon leaving NET-tel, deliver to NET-tel any and all records, items, media of any type (including all partial or complete copies or duplicates) containing or otherwise relating to Confidential Information whether prepared or acquired by Employee or provided to Employee by NET-tel. Employee also acknowledges that all such records, items and media are at all times and shall remain the property of NET-tel.

          9.3 Confidential Information means information disclosed to or known by an employee as a consequence or through his association with NET-tel, including any information conceived, originated, discovered, or developed by Employee, which is not generally known to the public or potential competitors of NET-tel and which constitutes or relates to marketing, sales, research, development, or know-how, including, but not limited to plans, specifications, drawings, sketches, lay-outs and formulas, development and manufacture of the products of the Corporation, purchasing, accounting, customer or contract lists, trade engineering and technical data, computer software and hardware design, information entrusted to NET-tel by third parties, or any trade secrets, proprietary or confidential matter.

9.4 Employee shall not acquire any intellectual property rights under this Agreement except the limited right to use set out above. Employee acknowledges that, as between NET-tel and Employee, the Confidential Information and all related copyrights and other intellectual property rights, are (and at all times will be) the property of NET-tel, even if suggestions, comments, and/or ideas made by Employee are incorporated into the Confidential Information or related materials during the period of this Agreement.

     10.  Non-Solicitation.
          ----------------

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     Employee recognizes and acknowledges that NET-tel has a national and international market for its services, and that Employee's duties will be performed in, and will require him to come into contact with the national and international market. Employee acknowledges that this market is very competitive and that because of these factors and because of the Confidential Information and customer lists which NET-tel has purchased or developed that have been or will be obtained by or disclosed to Employee, as well as the access Employee has or will have to NET-tel's subscribers, customers, and accounts, Employee will abide by the following conditions during his employment and for a term of six months after termination of this Agreement and Employee's employment thereunder, whether voluntary or involuntary. During this period, Employee will not directly or indirectly:

          (a) Induce or attempt to induce any employee of NET-tel to leave its employ;

          (b) Persuade or attempt to persuade any customer of Corporation to cease doing business with the Corporation, to reduce the amount of business it does with the Corporation, or to do business with any other person, firm, or corporation that directly or indirectly engages in any business competitive to that of the Corporation;

          (c) Persuade or attempt to persuade any potential customer not to do business with the Corporation or to do business with any other company, person, or firm that directly or indirectly engages in any business competitive to that of the Corporation. For the purposes of this subparagraph 10(c), the term "potential customer" includes any person, firm, or corporation to which the Corporation made a presentation or otherwise actively solicited at any time during the twelve (12) months preceding the date of the termination of this Agreement.

     11.  Covenant Not to Compete.
          -----------------------

     Except as expressly noted herein, during Employee's employment with the Corporation, and for a period of one (1) year following the termination of the Agreement and Employee's employment thereunder (so long as the Company continues to pay Employee's Base Salary during such period), Employee shall not, either directly or indirectly own ten percent (10)%) or more of the equity securities
of) any person, firm, corporation or business (or serve as an employee, officer, director or agent of any such person, firm, corporation or business) which engages in the telecommunications business in the United States in a manner which materially competes with the Company on the date of termination.

     12. Enforcement of Confidential Information Clause, Non-Solicitation Clause, and Covenant Not to Compete.
          ----------------------------------------------------------------

     If Employee breaches or threatens to breach the terms of the Confidential Information clause, Non-Solicitation clause, or Covenant Not to Compete of this Agreement, NET-tel may pursue any remedies it is or may be entitled to under the law or equity, including injunctive relief. Employee acknowledges that NET-tel would be irreparably injured upon Employee's breach of the foregoing provisions regarding confidential information, non-solicitation, and covenant not to compete, and it is difficult to ascertain with certainty the amount of money damages NET-tel will suffer.

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Employee agrees, however, that a reasonable amount of such money damages would be the incentive compensation and bonuses Employee was paid by NET-tel in the six (6) month period prior to Employee's termination.

     13.  Termination.
          -----------

          13.1  Termination for Cause. Corporation may terminate Employee's
                ---------------------
employment hereunder for cause. For purposes of this Agreement and subject to the Employee's opportunity to cure as provided in Paragraph 13.2 hereof, Corporation shall have "cause" to terminate Employee's employment hereunder if such termination shall be the result of:

                (a) willful fraud or dishonesty in connection with Employee's performance hereunder that results in material harm to the Corporation;

                (b) the repeated failure by Employee to substantially perform his duties hereunder that results in material harm to the Corporation;

                (c) material breach by Employee of Employee's obligations under Paragraph 2 of this Agreement (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on Employee's part and is committed in bad faith or without reasonable belief that such conduct is in the best interests of the Corporation, or which is the result of Employee's gross neglect of duties.

                (d) the conviction for, or plea of nolo contendere to, a charge
                                                   ---------------
of a commission of a felony.

     If the Employee's employment is terminated by the Corporation for cause, the Corporation shall have no further obligations or liability hereunder, except to pay to Employee (in addition to and without regard for any benefits due under any insurance, retirement, stock option, or other benefit plan of the Corporation or any other person or entity) the amount of Employee's Compensation, including base salary, and incentive compensation and other payments accrued but unpaid at the date of Employee's termination. If Employee is terminated for Cause, he will forfeit his unused personal days and he will immediately forfeit any and all unvested stock rights and stock options and other such unvested incentives or awards previously granted to him by the Corporation. The foregoing sentence shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Corporation under the circumstances, whether at law or in equity.

          13.2  Notice and Opportunity to Cure.  Notwithstanding the foregoing,
                ------------------------------
it shall be a condition precedent to the Corporation's right to terminate Employee's employment for "cause" that (1) the Corporation shall first have given the Employee written notice stating with specificity the reason for the termination ("breach"); (2) the Corporation provides Employee an opportunity to appear before the Board to answer such grounds of termination; and (3) if such breach is susceptible of cure or remedy, a period of 45 days from and after the giving of such notice shall have elapsed without the Employee having effectively cured or remedied such breach during such 45-day period, unless such breach cannot be cured or remedied within 45 days, in which case the period for remedy

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

or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the Employee has made and continues to make a diligent effort to effect such remedy or cure.

          13.3  Termination Without Cause.  If the Employee's employment is
                -------------------------
terminated by the Corporation without cause, the Employee will be entitled to receive (i) severance compensation equal to what would have been his Base Salary and Incentive Compensation under Paragraph 3.1, for two years from the date of termination, payable at such times as his Base Salary and Incentive Compensation would have been paid if his employment had not been terminated (or, at the election of the Employee, in a lump sum without discount), payable when such bonus would have been paid if Employee had remained actively employed (or, at the election of the Employee, in a lump sum without discount), (ii) other benefits accrued by him hereunder up to and including the date of such termination, payable within ninety (90) days after the date of such termination, and (iii) payment for unused personal days. In addition, the stock options to which Employee is entitled pursuant to Paragraph 8 and the Corporation's Stock Incentive Plan and/or any other equity incentive or similar plan which have not been exercised will accelerate and vest as of the date of termination and the Corporation will loan to Employee the money necessary for Employee to exercise those options. The interest rate for such loan will be the minimum applicable federal rate, and all principal and accrued interest thereon shall be due and payable upon the earlier of (a) the sale of the shares acquired with the proceeds of such loan or (b) three (3) years from the date such loan is made.

          13.4  Death or Disability.  In the event of Employee's death or the
                -------------------
Employee's inability, due to a disability, to perform the essential functions of his job with or without reasonable accommodation during the term of this Agreement, Corporation shall have no further obligations or liability hereunder, except to pay to Employee or Employee's estate (in addition to and without regard for any benefits due under any insurance, retirement, stock option, or other benefit plan of the Corporation or any other person or entity) the amount of Employee's Compensation, including base salary, incentive compensation, and unused personal leave, other payments accrued but unpaid at the date of Employee's death or disability as described above. Employee's employment shall be deemed terminated by reason of disability as described above only if the Board of Directors of the Corporation shall determine in good faith that Employee shall be unable to perform his duties by reason of such disability for a period of at least four (4) consecutive months.

          In addition, if the Employee is terminated by reason of disability he shall receive severance compensation equal to what would have been his Base Salary and incentive compensation pursuant to Section 3.1 and Section 3.2 for the longer of six months or the remainder of what would have been the Term (but not to exceed two years), payable at such times as his Base Salary and incentive compensation would have been paid if his employment had not been terminated (or, at the election of the Employee, in a lump sum without discount), less any disability insurance benefits pursuant to any disability insurance provided by the Corporation or purchased by the Employee, the cost of which is reimbursed by the Corporation.

          13.5  Termination by Employee for Other Than Good Reason.  Employee
                --------------------------------------------------
may voluntarily terminate his employment with the Corporation for any reason whatsoever, by providing Corporation written notice thereof. In such event, Employee's employment shall terminate effective on the thirtieth day after the receipt of such notice by Corporation unless the parties mutually agree

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to an earlier termination. Upon termination by the Employee for other than good cause, the Corporation will pay Employee severance pay for a period of six months to include Employee's Base Salary and Incentive Compensation, to be paid in accordance with the Corporation's payment of Base Salary and Incentive Compensation. However, if in the good faith belief of the Corporation, the Employee breaches the prohibition against disclosing Confidential Information in Paragraph 9, the Non-Solicitation clause in Paragraph 10, and the Covenant Not to Compete in Paragraph 11.1, the Employee's entitlement to any severance or incentive compensation pursuant to this Paragraph will cease immediately and the Corporation shall have no further obligation or liability to Employee. Employee will also be paid for his unused personal days. However, if Employee terminates his employment under this Paragraph without giving 30 days notice of that termination, he will forfeit his unused personal days.

          13.6  Termination by Employee for Good Reason.  The Employee's
                ---------------------------------------
employment under this Agreement may be terminated by the Employee for "Good Reason" upon thirty (30) days written notice to the Corporation. For this purpose, "Good Reason" means (i) a change in the location of the Corporation's headquarters or of the office of the Employee from the Washington, D.C. metropolitan area; (ii) a material diminution in the Employee's title, authority or duties, as the same exist on the date hereof; (iii) a reduction in Employee's annual Base Salary or incentive compensation opportunity; and (iv) a material breach of this Agreement by the Corporation. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (i) if the Employee consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (ii) unless the Employee delivered a written notice to the Board within thirty (30) days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within ten (10) days of the receipt of such notice. If the Employee terminates this Agreement for "Good Reason," the Employee shall be entitled to receive the same payments and benefits as he would be entitled to receive pursuant to Paragraph 13.3 hereof in the case of a Termination without cause.

          13.7  Return of Property.  Upon termination of this Agreement,
                ------------------
Employee shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control which is the Corporation's property or related to the Corporation's business.

     14.  Arbitration.
          -----------

     With the exception of the Corporation's enforcement of the Confidential Information provisions in Paragraph 9, the Non-Solicitation Provisions of Paragraph 10, and the Covenant Not to Compete in Paragraph 11, any dispute, controversy, or claim arising out of or related to this Agreement, shall be resolved exclusively by arbitration in the Washington, D.C. area before a single arbitrator appointed by the American Arbitration Association (the "AAA") in a confidential arbitration conducted on an expedited basis in accordance with applicable AAA rules and procedures. The determination and award of the arbitrator shall be conclusive and binding on the Corporation and the Employee, and judgment on the arbitrator's award shall be entered in any court having jurisdiction thereof.

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

     15.  Successors.
          ----------

          15.1 This Agreement is personal to Employee and neither it nor any benefits hereunder shall, without the prior written consent of the Corporation, be assignable by Employee.

          15.2 This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns and any such successor or assignee shall be deemed substituted for the Corporation under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation, or other business entity that at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires the stock of the Corporation or to which the Corporation assigns this Agreement by operation of law or otherwise.

     16.  Indemnification.
          ---------------

     The Corporation shall indemnify and hold harmless Employee to the fullest extent permitted by law from and against any costs, expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending, or future civil, criminal, administrative or investigative action, suit or proceeding to which he is or is threatened to be made a party by reason of the execution or performance of this Agreement, the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, or other enterprise, if (i) such action, suit or proceeding arises out of activities of the Corporation prior to his assumption of such position, or (ii) in acting within the scope of his employment, (1) he acted in good faith and in the manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or (2) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Corporation shall also advance to Employee to the fullest extent permitted by law any costs and expenses incurred by Employee in connection therewith.

     17.  Governing Law.
          -------------

          Because NET-tel is a national corporation, with employees working on a national basis, to ensure uniformity, this Agreement is made pursuant to, and shall be governed, construed, and enforced in all respects and for all purposes in accordance with the laws of the State of Virginia.

     18.  Waivers.
          -------

          No consent or waiver, express or implied, by either party, to or of any breach or default by the other in the performance by the other of its obligations hereunder, shall be deemed or construed to be a consent or waiver to, or of, any other breach or default in the performance by such other party hereunder. Failure on the part of either party to complain of any act or failure to act of any other party, or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

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     19.  Amendments.
          ----------

          This Agreement is subject to amendment only by a written Agreement signed by all of the parties hereto.

     20.  Invalid Provisions.
          ------------------

          In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the same shall be enforceable to the fullest extent permitted by law.

     21.  Attorneys' Fees.
          ---------------

          In the event of any arbitration or litigation between the parties hereto to enforce any provision of this Agreement or any right of any party hereto, the unsuccessful party to such arbitration or litigation agrees to pay to the successful party, all costs and expenses, including reasonable attorneys' fees and costs incurred therein.

     22.  Captions and Headings.
          ---------------------

          The headings of the articles of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereto.

     23.  Entire Agreement.
          ----------------

          This Agreement contains the entire Agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other Agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral Agreement, but only by an Agreement in writing.

     24.  Use of Terms.
          ------------

          Wherever the context of this Agreement requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural.

     25.  Consideration.
          -------------

          The parties hereto agree that no consideration, independent of the services to be performed by Employee for Corporation and the compensation and benefits to be provided Employee for such services as may be agreed to by Corporation and Employee from time to time, exists or has been provided by either party hereto to induce the other to enter into this Employment Agreement.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed the same on the date and year first above written.

NET-tel Communications, Inc.                         Employee:


By:                                              /s/ James F. Kenefick
    ------------------------                     ---------------------
                                                   James F. Kenefick
Its:
    ------------------------

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